Exhibit 99.1

KinderCare Reports First Quarter 2026 Financial Results

First Quarter Highlighted by Early Progress on Marketing and Execution Initiatives, and Strength in Champions and B2B Management Raises Full-Year Outlook.

Lake Oswego, Ore. (May 14, 2026) – KinderCare Learning Companies, Inc. (NYSE: KLC) (“KinderCare,” the “Company,” and “we”), a leading provider of high-quality early childhood education, today announced financial results for the first quarter ended April 4, 2026.

First Quarter 2026 Highlights

•
Revenue of $672.5 million
•
Loss from operations of $272.1 million
•
Net loss of $289.8 million and net loss per common share, diluted of $2.45

Non-GAAP financial measures

•
Adjusted EBITDA (1) of $52.1 million
•
Adjusted net income (1) of $4.2 million and adjusted net income per common share, diluted (1) of $0.04

“We delivered a solid start to the year, driven by continued strength in our Champions and B2B businesses, the dedication of our teams, and early traction from the actions we’ve taken,” said Tom Wyatt, KinderCare’s Chief Executive Officer. “We’re seeing increased family engagement and encouraging inquiry improvements as we refine our marketing approach and strengthen execution at the center level.”

Mr. Wyatt added, “Based on our first quarter performance, we are raising our adjusted EBITDA and adjusted EPS outlook for the year. While enrollment remains below prior-year levels, we are focused on the actions needed to drive consistent improvement. We believe these efforts position us to deliver stronger performance in the second half and build momentum over the long term.”

First Quarter 2026 Financial Results

Total revenue increased $4.3 million, or 0.6%, to $672.5 million for the first quarter of 2026 as compared to $668.2 million for the first quarter of 2025.

Revenue from early childhood education centers decreased by $4.8 million, or 0.8%, for the first quarter of 2026 as compared to the first quarter of 2025, of which 3.0% was from lower enrollment, partially offset by 2.2% from higher tuition rates.

Revenue from before- and after-school sites increased by $9.1 million, or 17.1%, for the first quarter of 2026 as compared to the first quarter of 2025 primarily due to opening new sites and higher tuition rates.

Loss from operations was $272.1 million for the first quarter of 2026 compared to income from operations of $48.8 million for the first quarter of 2025, a change of $320.9 million. The change was driven by a $290.0 million increase in impairment losses primarily due to the deterioration in our market capitalization from the decline in our stock price in the first quarter of 2026 triggering goodwill impairment, as well as more centers with lower operational performance and centers identified for closure resulting in higher impairment of long-lived assets. Additionally, the change was attributable to an increase in cost of services of $34.7 million, primarily as a result of higher rent and personnel costs, as well as increased food, supplies, utilities and janitorial costs, partially due to operating more centers and sites, combined with increased marketing spend. These increases were partially offset by the $4.3 million in revenue growth noted above.

Net loss was $289.8 million for the first quarter of 2026, compared to net income of $21.2 million in the first quarter of 2025, a change of $311.0 million. The change was primarily driven by the loss from operations noted above, partially offset by an $8.4 million decrease in income taxes, resulting in an income tax benefit in the first quarter of 2026 compared to income tax expense in the comparative period. Net loss per common share, diluted was $2.45 for the first quarter of 2026 compared to net income per common share, diluted of $0.18 for the first quarter of 2025.

For the first quarter of 2026, adjusted EBITDA (1) decreased $31.5 million, or 37.7%, to $52.1 million, and adjusted net income (1) decreased $22.8 million, to $4.2 million, from the first quarter of 2025. Adjusted net income per common share, diluted (1) was $0.04 for the first quarter of 2026 compared to $0.23 for the first quarter of 2025.

As of April 4, 2026, the Company operated 1,606 early childhood education centers and 1,159 before- and after-school sites.

Balance Sheet and Liquidity

As of April 4, 2026, the Company had $132.9 million of cash and cash equivalents and $189.7 million of available borrowing capacity under the revolving credit facility, after giving effect to the outstanding letters of credit of $72.8 million. Total debt under the first lien term loan facility, net of debt issuance costs, was $926.6 million, as of April 4, 2026.

During the three months ended April 4, 2026, the Company generated $31.1 million in cash provided by operating activities and made net investments totaling $28.7 million, which included $30.0 million in property and equipment. Additionally, during the three months ended April 4, 2026, the Company utilized $2.8 million in cash for financing activities.

2026 Outlook

The Company is updating its guidance ranges for the full year 2026. Revenue is expected to be approximately $2.7 billion to $2.75 billion and adjusted EBITDA is now expected to be approximately $215 million to $235 million (2). Adjusted net income per common share, diluted is now expected to be approximately $0.15 to $0.25 (2).

Conference Call and Webcast

Management will host a conference call today at 5:00 pm ET to discuss the financial results for the first quarter of 2026. The conference call will be webcast live via the Company's investor relations website at https://investors.kindercare.com. A replay of the webcast will be made available on the same investor relations website shortly after the event concludes.

Interested parties may also access the conference call live over the phone by dialing 1-800-461-5787 (Toll-free) or 1-585-542-9983 (Toll) and referencing conference ID 920571642. Participants are asked to dial in a few minutes prior to the call to register.

A supplemental presentation of first quarter results will be available at https://investors.kindercare.com.

Footnote References

(1)
Adjusted EBITDA, adjusted net income, and adjusted net income per common share are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP measures are included in the tables at the end of this press release.
(2)
Future period non-GAAP outlook, including adjusted EBITDA and adjusted net income per common share, diluted, includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release and on the related teleconference that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations or guidance regarding, among other things, future enrollment trends, the impact of occupancy initiatives on future performance, future government support for childcare (including the timing or amount of future grants, reimbursement or other forms of government assistance); future business plans, objectives or initiatives; the Company’s future financial position; future financial outlook and performance; general economic and industry trends; future operating results; and working capital and liquidity and other statements that are not statements of historical facts. When used in this press release and on the related teleconference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to attract and retain families in our centers, schools and programs, and to attract and retain employers that contract with us for family care benefits for their workforce; our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates; our business may be affected by delays, disruptions or reductions in federally funded childcare subsidies or tuition reimbursements or from reductions in certain federal, state and local government programs; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; the impact of public health crises on our business, financial condition and results of operations; the negative impact of impairment of goodwill, other intangible assets or long-lived assets on our current and potentially future results of operations; our ability to address adverse publicity; our ability to acquire additional capital; risks associated with acquired centers; our substantial indebtedness could adversely affect our business; our reliance on our subsidiaries; our ability to protect our intellectual property rights; our ability to protect our information technology and that of our third-party service providers; our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information; our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings; our ability to maintain adequate insurance coverage; the fluctuation in our stock price; we have a material weakness in our internal control over financial reporting; the occurrence of natural disasters, environmental contamination or other highly disruptive events; the interests of Partners Group, a controlling stockholder, may conflict with the interests of our other stockholders; and other risks and uncertainties set forth under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended January 3, 2026 and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including EBIT, EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per common share. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are included at the end of this release. Management believes these non-GAAP financial measures are useful in evaluating the Company’s operating performance, and may be helpful to securities analysts, institutional investors and other interested parties in understanding the Company’s operating performance. Management also uses these non-GAAP financial measures for budgeting and compensation purposes.

Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures, such as net (loss) income or net (loss) income per common share. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

About KinderCare Learning Companies™

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading private provider of early childhood and school-age education and care, KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 41 states and the District of Columbia with differentiated flexible child care solutions:

•
In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
•
Crème School®, which offers a premium early education experience using a variety of enrichment classrooms; and
•
In local schools, with Champions® before and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located. Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,700 early learning centers and sites.

Contacts:

Investors
Investor Relations
investors@kindercare.com

Media
Media Relations
media@kindercare.com

Source: KinderCare

KinderCare Learning Companies, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	April 4, 2026	January 3, 2026
Assets
Current assets:
Cash and cash equivalents	$132,874	$133,205
Accounts receivable, net	106,782	118,523
Prepaid expenses and other current assets	104,336	106,291
Total current assets	343,992	358,019
Property and equipment, net	403,871	417,789
Goodwill	691,900	964,829
Intangible assets, net	418,848	420,922
Operating lease right-of-use assets	1,501,223	1,500,786
Other assets	81,809	85,545
Total assets	$3,441,643	$3,747,890
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$154,167	$163,312
Current portion of long-term debt	9,620	9,620
Operating lease liabilities—current	149,753	146,594
Deferred revenue	50,399	49,577
Other current liabilities	104,078	115,762
Total current liabilities	468,017	484,865
Long-term debt, net	916,993	917,925
Operating lease liabilities—long-term	1,451,863	1,447,524
Deferred income taxes, net	35,702	35,454
Other long-term liabilities	97,975	106,860
Total liabilities	2,970,550	2,992,628
Total shareholders' equity	471,093	755,262
Total liabilities and shareholders' equity	$3,441,643	$3,747,890

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Three Months Ended
	April 4, 2026		March 29, 2025
Revenue	$672,522		$668,244
Costs and expenses:
Cost of services (excluding depreciation and impairment)	550,923	81.9%	516,188	77.2%
Depreciation and amortization	31,077	4.6%	29,977	4.5%
Selling, general, and administrative expenses	71,129	10.6%	71,727	10.7%
Impairment losses	291,475	43.3%	1,510	0.2%
Total costs and expenses	944,604	140.5%	619,402	92.7%
(Loss) income from operations	(272,082)	(40.5%)	48,842	7.3%
Interest expense	18,220	2.7%	20,108	3.0%
Interest income	(842)	(0.1%)	(659)	(0.1%)
Other expense, net	907	0.1%	398	0.1%
(Loss) income before income taxes	(290,367)	(43.2%)	28,995	4.3%
Income tax (benefit) expense	(535)	(0.1%)	7,838	1.2%
Net (loss) income	$(289,832)	(43.1%)	$21,157	3.2%
Net (loss) income per common share:
Basic	$(2.45)		$0.18
Diluted	$(2.45)		$0.18
Weighted average number of common shares outstanding:
Basic	118,498		118,239
Diluted	118,498		118,321

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	April 4, 2026	March 29, 2025
Operating activities:
Net (loss) income	$(289,832)	$21,157
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	31,077	29,977
Impairment losses	291,475	1,510
Change in deferred taxes	(883)	(2,339)
Amortization of debt issuance costs	1,473	1,569
Stock-based compensation	2,508	3,848
Realized and unrealized losses from investments held in deferred compensation asset trusts	1,292	671
Gain on disposal of property and equipment	—	(167)
Changes in assets and liabilities, net of effects of acquisitions	(6,052)	42,218
Cash provided by operating activities	31,058	98,444
Investing activities:
Purchases of property and equipment	(29,986)	(23,360)
Payments for acquisitions, net of cash acquired	(540)	(6,071)
Proceeds from the disposal of property and equipment	—	167
Investments in deferred compensation asset trusts	(1,977)	(2,179)
Proceeds from deferred compensation asset trust redemptions	3,852	3,055
Cash used in investing activities	(28,651)	(28,388)
Financing activities:
Payments of deferred offering costs	—	(275)
Principal payments of long-term debt	(2,405)	—
Payments of debt issuance costs	—	(181)
Repayments of promissory notes	(78)	(81)
Payments of financing lease obligations	(252)	(336)
Tax payments related to net settlement of restricted stock units	(97)	(224)
Cash used in financing activities	(2,832)	(1,097)
Net change in cash, cash equivalents, and restricted cash	(425)	68,959
Cash, cash equivalents, and restricted cash at beginning of period	133,299	62,430
Cash, cash equivalents, and restricted cash at end of period	$132,874	$131,389

KinderCare Learning Companies, Inc.

Consolidated Non-GAAP Measures (Unaudited)

(In thousands, except per share data)

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net (loss) income, for the periods presented:

	Three Months Ended
	April 4,	March 29,
	2026	2025
Net (loss) income	$(289,832)	$21,157
Add back:
Interest expense	18,220	20,108
Interest income	(842)	(659)
Income tax (benefit) expense	(535)	7,838
EBIT	$(272,989)	$48,444
Add back:
Depreciation and amortization	31,077	29,977
EBITDA	$(241,912)	$78,421
Add back:
Impairment losses (1)	291,475	1,510
Stock-based compensation (2)	2,508	4,073
COVID-19 Related Stimulus, net (3)	—	(663)
Other costs (4)	—	210
Adjusted EBITDA	$52,071	$83,551

The following table shows adjusted net income and adjusted net income per common share for the periods presented and the reconciliation to the most comparable GAAP measure, net (loss) income and net (loss) income per common share, respectively, for the periods presented:

	Three Months Ended
	April 4,	March 29,
	2026	2025
Net (loss) income	$(289,832)	$21,157
Income tax (benefit) expense	(535)	7,838
Net (loss) income before income tax	$(290,367)	$28,995
Add back:
Amortization of intangible assets	2,074	2,309
Impairment losses (1)	291,475	1,510
Stock-based compensation (2)	2,508	4,073
COVID-19 Related Stimulus, net (3)	—	(663)
Other costs (4)	—	210
Adjusted income before income tax	5,690	36,434
Adjusted income tax expense (5)	1,469	9,404
Adjusted net income	$4,221	$27,030
Net (loss) income per common share:
Basic	$(2.45)	$0.18
Diluted	$(2.45)	$0.18
Adjusted net income per common share:
Basic	$0.04	$0.23
Diluted	$0.04	$0.23
Weighted average number of common shares outstanding:
Basic	118,498	118,239
Diluted	118,498	118,321

Explanation of add backs:

(1)
Represents impairment charges for goodwill and long-lived assets. Goodwill impairment recognized during the three months ended April 4, 2026 was $273.5 million and was driven by the further deterioration in our market capitalization from a continued decline in our stock price. Impairments of long-lived assets for the periods presented was a result of reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations, as well as centers closed or identified for closure.
(2)
Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification ("ASC") 718, Compensation: Stock Compensation.
(3)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. We recognized $0.7 million during the three months ended March 29, 2025, in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment).
(4)
Includes certain professional fees incurred for both contemplated and completed debt and equity transactions. For the three months ended March 29, 2025, other costs include $0.2 million in costs related to our IPO. These costs represent items management believes are not indicative of core operating performance.
(5)
Includes the tax effect of the non-GAAP adjustments, calculated using the appropriate federal and state statutory tax rate and the applicable tax treatment for each adjustment. The non-GAAP tax rate was 25.8% for the three months ended April 4, 2026 and March 29, 2025. Our statutory rate is re-evaluated at least annually.